Exhibit 99.1

Arcimoto Now Accepting Vehicle Reservations From Customers In Nevada

Nevada deliveries expected to begin in Q1 2022

November 02, 2021 09:07 ET | Source: Arcimoto

EUGENE, Ore., Nov. 02, 2021 (GLOBE NEWSWIRE) -- Arcimoto, Inc.® (NASDAQ: FUV), makers of fun, affordable, and ultra-efficient electric vehicles for everyday drivers and fleets, today announced that it is now accepting vehicle reservations from customers in Nevada, the fifth state in Arcimoto’s nationwide expansion plan.

Today, Arcimoto began reaching out to Nevada preorder customers with the opportunity to reserve an Arcimoto. First Nevada vehicle deliveries are anticipated to begin in Q1 2022. To make a reservation, please visit https://www.arcimoto.com/order-now.

“We are thrilled to bring Arcimoto to Nevada,” said Arcimoto Founder and CEO, Mark Frohnmayer. “From Las Vegas to South Lake Tahoe, Nevada is an excellent market for everyday drivers and tourist rentals alike, and we look forward to showing the people of Nevada just how fun rightsized mobility can be.”

Arcimoto vehicles are currently available in Nevada, California, Oregon, Washington, and Florida. Customers outside of these states can place a $100 refundable preorder to save their place in line.

Arcimoto’s recently launched “infinite roadshow”, the Ride of the Arconauts, is in Las Vegas to commemorate the occasion. Frohnmayer expanded, “The team will be having brunch at the Peppermill today, where we first officially launched our eighth generation prototype design in 2016. Folks who want to come by and check out the rides are welcome to join us!” The Company will have a fleet of FUV platform vehicles on hand today from 10 a.m. to 2 p.m. PDT at 2985 S Las Vegas Blvd. To learn more about the Ride of the Arconauts, sign up for updates at http://arcimoto.com/ride.

For the latest company updates, follow Arcimoto on YouTube, Facebook, Instagram, Twitter, TikTok, and LinkedIn. Investor information about the company, including press releases, stakeholder webcast replays, and more can be found at http://arcimoto.com/ir.

About Arcimoto, Inc.

Arcimoto (NASDAQ: FUV) develops and manufactures ultra-efficient and affordable electric vehicles to help the world shift to a sustainable transportation system. Our flagship vehicle, the Arcimoto FUV®, is purpose-built for everyday driving and transforms ordinary trips into pure-electric joyrides. Launched in 2021, the all-new Arcimoto Roadster is designed to be the ultimate open-road fun machine and is the purest expression of the Arcimoto Platform. The Deliverator® and Rapid Responder™ provide last-mile delivery and emergency response functionality, respectively, at a fraction of the cost and environmental impact of traditional gas-powered vehicles. Expected to launch in 2022, the Flatbed represents Arcimoto’s vision of a pure-electric, rightsized utility pickup truck. The upcoming Cameo™ is designed to create a smooth, silent, sustainable camera vehicle for the film and influencer industries. Every Arcimoto vehicle is built at the Arcimoto Manufacturing Plant in Eugene, Oregon. For more information, please visit Arcimoto.com.

Safe Harbor / Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and include, without limitation, our expectations as to vehicle deliveries, the establishment of our service and delivery network and our expected rate of production. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to, among other things: our ability to manage the distribution channels for our products, including our ability to successfully implement our rental strategy, direct to consumer distribution strategy and any additional distribution strategies we may deem appropriate; our ability to design, manufacture and market vehicle models within projected timeframes given that a vehicle consists of several thousand unique items and we can only go as fast as the slowest item; our inexperience to date in manufacturing vehicles at the high volumes that we anticipate; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; the number of reservations and cancellations for our vehicles and our ability to deliver on those reservations; unforeseen or recurring operational problems at our facility, or a catastrophic loss of our manufacturing facility; our dependence on our suppliers; changes in consumer demand for, and acceptance of, our products: changes in the competitive environment, including adoption of technologies and products that compete with our products; the overall strength and stability of general economic conditions and of the automotive industry more specifically; changes in laws or regulations governing our business and operations; costs and risks associated with potential litigation; and other risks described from time to time in periodic and current reports that we file with the SEC. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

Public Relations Contact:
Megan Kathman
(651) 785-3212
pr@arcimoto.com

Investor Relations Contact:
investor@arcimoto.com

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/f904199b-fb22-4d14-aeda-9390f0c2c984